Sent: Monday, March 12, 2007 5:33 PM
Subject: MON EOD STATUS #3 ** CD 2007-CD4 ** PUBLICS

Citigroup Commercial Mortgage Securities Inc., Commercial Mortgage Pass-Through
Certificates, Series 2007-CD4 $6.6B** NEW ISSUE CMBS

Joint Bookrunners: Citigroup Global Markets / Deutsche Bank Securities
Co Lead Mgrs:      Citigroup Global Markets / Deutsche Bank Securities / LaSalle
Co-Mgrs:           PNC Capital Markets, LLC / RBC Capital Markets
Retention:         RBC Capital 100mm A2B / 200mm A4

Structure:
   Cl    Fit/Mdys/S&P   $MM   C/E    WAL  PRIN WIN     PX GUID   STATUS
   A1    AAA/Aaa/AAA   97.4  30.000% 3.12 04/07-09/11  11A       2.5X
   A2A   AAA/Aaa/AAA  100.0  30.000% 4.45 09/11-09/11  25A       1.7X
   A2B   AAA/Aaa/AAA 1062.7  30.000% 4.73 09/11-03/12  19A        .4X
   A3    AAA/Aaa/AAA  464.2  30.000% 6.78 01/14-02/14  27A        .5X
   ASB   AAA/Aaa/AAA  162.1  30.000% 6.99 03/12-01/16  27A       3.4X
   A4    AAA/Aaa/AAA 1737.2  30.000% 9.59 01/16-01/17  25A       1.2X
   A1A   AAA/Aaa/AAA  998.8    *** NOT OFFERED ***
   *AM   AAA/Aaa/AAA [660.3] 20.000% 9.79 01/17-02/17  28A        .6X
   AJ    AAA/Aaa/AAA  586.0  11.125% 9.87 02/17-02/17  32A       1.3X
   B     AA+/Aa1/AA+   41.3  10.500% 9.87 02/17-02/17  35A       OPEN
   C     AA/Aa2/AA     90.8   9.125% 9.87 02/17-02/17  37A        .6X
   D     AA-/Aa3/AA-   57.8   8.250% 9.87 02/17-02/17  40A        .2X
   E     A+/A1/A+      41.3   7.625% 9.87 02/17-02/17  44A        .7X
   F     A/A2/A        49.5   6.875% 9.87 02/17-02/17  47A       1.4X
   XP    AAA/Aaa/AAA   TBD    NAP    NAP  NAP
* Subject to Demand

One mortgage loan secured by a mortgaged real property identified on Annex A-1 as One East Delaware has been re-categorized from Loan Group No.1 to Loan Group
No.2. This will increase the Class A-A1 balance by $63,000,000 and reduce the
Class A-4 balance by $63,000,000.

In the case of the five mortgage loans that permit defeasance prior to the second anniversary of the date of initial issuance of the certificates, the prepayment provisions indicated on Annex A-1 has been changed to the following:

Loan number 121: LO(26)/Grtr1%UPBorYM(9)/Defeasance(82)/Free(4)
Loan number 197: LO(110)/Grtr1%UPBorYM(24)/Defeasance(118)/Free(1)
Loan number 202: LO(71)/Grtr1%UPBorYM(24)/Defeasance(21)/Free(4)
Loan number 235: LO(67)/Grtr1%UPBorYM(24)/Defeasance(25)/Free(4)
Loan number 325: LO(68)/Grtr1%UPBorYM(24)/Defeasance(24)/Free(4)

In the case of one mortgage loan secured by a mortgaged real property identified on Annex A-1 as Quail Ridge Apartments, the prepayment provision indicated on
Annex A-1 has been changed to LO(37)/Defeasance(81)/Free(2)

In the case of one mortgage loan secured by a mortgaged real property identified on Annex A-1 as Smart and Final - Phoenix, AZ, the first payment date will be in
May 2007, the mortgage loan seller will deposit an amount for the benefit of the trust equal to one month's interest on this mortgage loan.

One mortgage loan, secured by a mortgaged real property identified on Annex A-1 as Lake Shore Drive In Plaza, with a cut-off date balance of $1,350,000 has been removed from the mortgage pool.

One mortgage loan, secured by a mortgaged real property identified on Annex A-1 as Ala Moana Portfolio, the cut-off date principal balance has changed to
$404,000,000.

One mortgage loan, secured by a mortgaged real property identified on Annex A-1 as Park Place Office Building, with a cut-off date balance of $6,900,000 has been removed from the mortgage pool.

The Determination Date will be the sixth day of each month or, if such sixth day is not a business day, the next succeeding business day, commencing in April
2007, although a limited number of underlying mortgage loans may have a different determination date.

Collateral:        380 Loans / 476 Properties

Loan Sellers:  German American Capital Corporation   ( 56 loans, 32.1%)
               Citigroup Global Markets Realty Corp. ( 68 loans, 26.4%)
               LaSalle Bank National Association     (161 loans, 23.9%)
               PNC Bank, National Association        ( 66 loans, 12.4%)
               Royal Bank of Canada                  ( 29 loans,  5.1%)

Property Types:   Office 32.6%, Retail 26.2%, Multi 13.6%, Hotel 11.2%,
                  Industrial 10.3%, Mixed Use 2.7%, Self Storage 2.4%,
                  MHC 0.8%; Other 0.2%, Land 0.1%

Geographic:       NY: 18.6%, CA: 10.5%, HI: 10.0%, TX: 7.0%, MN: 4.8%, PA: 4.0%

DSCR/LTV:          1.54x / 66.77%

Inv. Grade Loans: 3 loans for 16.1% of UPB
Top 10 Loans:     39.5% of the pool, DSCR: 1.85x, LTV: 59.84%

Top 3 Trust Assets    BALANCE     DSCR    LTV
9 West 57th Street $400,000,000   3.23x  17.86% Ala Moana Portfolio
$400,000,000 1.81x 51.51%
Mall of America    $306,000,000   1.43x  75.5% **Collateral subject to
change

Expected Timing
  Mon        - Electronic Termsheets FWP / Annex A / Reds FWP
  Tues       - Hardcopies
  Settlement - March 29

Roadshow
  Mon  3/5    - Replay Number (888) 203-1112 Passcode: 5584067
  Tues 3/6    - NY Wed 3/7
              - Hartford Breakfast 8:30am @ Goodwin Hotel /
                Boston Lunch 12:30 @ Boston Harbor Hotel
  Thurs 3/8   - Minneapolis Breakfast 8:00am @ Marquette Hotel /

                Chicago Group Meeting 2:00pm @ Metropolitan Club, 67th
                Floor Sears Tower
  Fri   3/9   - NY Lunch @ Brasserie 8  1/2 12:30PM 9 West 57TH

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